UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 10 -A4

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) of the Securities Exchange Act of 1934

REFLECT SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Utah	87-0642556
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1266 South 1380 West

Orem, Utah 84058

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (801) 226-4100

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:  None

Name of each exchange on which each class is to be registered: None

Securities to be registered pursuant to Section 12(g) of the Act:

$0.01 par value common stock

Title of Class

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company.  See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Emerging Growth company [ ]
Smaller reporting company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Forward-Looking Statements

When used in this Registration Statement on Form 10 -A4 , the words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements specifically include, but are not limited to, our expectations regarding strategic business initiatives, our intentions to defend our intellectual property rights, continue our research and development, seek regulatory approvals and plans regarding sales and marketing.

We caution readers not to place undue reliance on the forward-looking statements, which speak only as of the date of this Registration Statement, are based on certain assumptions and expectations which may or may not be valid or actually occur and which involve various risks and uncertainties, including but not limited to competitive products and pricing, difficulties in product development, commercialization and technology, changes in the regulation of life science products, or other necessary approvals to sell future products and other risk described elsewhere herein.  If and when sales of our new product lines commence, sales may not reach the levels anticipated.  As a result, our actual results for future periods could differ materially from those anticipated or projected.  All forward-looking statements reflect our present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Unless otherwise required by applicable law, we do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

Item 1.  Business.

Business Development

History

Reflect Scientific, Inc., a Utah corporation (the “Company,” “we,” “our,” “us” and words of similar import), was organized under the laws of the State of Utah on November 3, 1999, under the name “Cole, Inc.”  On December 31, 2003, we acquired Reflect Scientific, Inc., a California corporation.  We changed our name to “Reflect Scientific, Inc.” and succeeded to the business operations of our wholly-owned subsidiary, that involved the manufacture and distribution of unique laboratory consumables and disposables such as filtration and purification products, customized sample handling vials, electronic wiring assemblies, high temperature silicone, graphite and vespel/graphite sealing components for use by original equipment manufacturers (“OEM”) in the chemical analysis industries, primarily in the field of gas/liquid chromatography.

On November 29, 2005, we announced the execution of a Letter of Intent to acquire Cryomastor Corporation, a California corporation (“Cryomastor” [sometimes called “Cryometrix,” its amended name]).

Effective as of April 4, 2006, we entered into a Purchase Agreement (the “JMST Agreement”) with JM SciTech, LLC, a limited liability company organized under the laws of the State of Colorado, and doing business as JMST Systems (“JMST”); David Carver, an individual (“Carver”); and Julie Martin, an individual (“Martin”) (JMST, Carver and Martin are sometimes hereinafter referred to collectively as “Sellers”).  Pursuant to the JMST Agreement, we purchased and JMST sold all right, title and interest in and to the JMST Technology (the “JMST Technology”), as described in the JMST Agreement; and Carver conveyed and assigned any rights he had in and to certain patents (the “Carver Patents”) and related intellectual assets as described in the JMST Agreement (collectively, including the Carver Patents, referred to herein as the “Carver Technology”).  JMST had created a line of chemical detection instruments that are used in the pharmaceutical, biotechnology and homeland security markets. The patented technology allows researchers to accurately analyze chemical formulations for their composition and identity.

On June 27, 2006, we completed the acquisition of Cryomastor pursuant to an Agreement and Plan of Merger (the “Cryomastor Merger Agreement”), which became our wholly-owned subsidiary; changed its name to “Cryometrix, Inc.”; and succeeded to its business operations, which involved the manufacture and sale of ultra-low temperature freezer systems powered by liquid nitrogen for use in bio-repositories associated with the biotech and pharmaceutical industries, as well as government facilities, universities and many other diverse applications that require a large number of reliable and energy efficient freezers.

On May 1, 2020, the Company filed a Form 15-12g whereby, under Rule 12g-4(a)(1), it terminated its duty to file reports with the Securities and Exchange Commission.  It was later determined that this action was not in the best interest of the shareholders or the Company so the Company has elected to return to a fully-reporting entity.

Business

Impact of the Covid-19 Pandemic

The recent COVID-19 Pandemic (“the Pandemic”) has to date had little negative effect on our business with regard to disruption of normal business activities such as receiving and processing orders and shipping.  Many of the new COVID-19 vaccines and protein-based therapeutics require freezers either in processing or storing these products.  The press surrounding the COVID-19 vaccines has often focused on the dearth of freezers capable of storing vaccines at an appropriately low temperature.  The Company sells ultra low temperature freezers and as a consequence benefited from the press-generated awareness of the need for these types of freezers.  Our pharmaceutical freezer customers develop and manufacture many vaccines.  The Company is not privy to the specific use of its low temperature freezers and can not determine if any increases in sales or revenue are directly attributable to the Pandemic.

There is a continued risk of supply chain interruption, availability of raw materials or other unforeseen issues that can be caused by the ever-changing progression of the Pandemic.  In addition, demand for the Company’s products may decrease or fluctuate in the future and current demand for our products may not, therefore, be indicative of sales and revenue going forward.

We recognize these risks and are taking every effort to prevent or mitigate them as they arise.

Overview

Reflect Scientific is engaged in the manufacture and distribution of innovative products targeted at the life science market. Our customers include hospitals, diagnostic laboratories, pharmaceutical and biotech companies, cold chain management, universities, government and private sector research facilities, chemical and industrial companies.

Our goal is to provide our customers with the best solution for their needs. This philosophy extends into our business strategies and acquisition plans. Through a series of strategic acquisitions, we acquired technology that has enabled us to expand our line of products to align with, and capitalize on, market needs. Our growing product portfolio includes ultra-low temperature freezers, blast freezers, solvent chillers and refrigerated transportation in addition to supplying OEM products to the life sciences industry.

Our Cryometrix brand ultra-low temperature and blast freezers innovative design enables our customers to save substantially on energy costs related to cryogenic storage. Ultra-low temperature freezers are used worldwide for the storage of vaccines, DNA, RNA, proteins and many other biological and chemical substances. There is a growing need for energy efficient, reliable ultra-low temperature storage units. Our Cryometrix freezers are targeted to this growing market and we have had tremendous success in blood storage and pharmaceutical manufacturing applications.  The application of this technology for use in refrigerated trailers (commonly called “reefers”) used to transport goods which need to be maintained in a cold environment significantly broadens the market for this technology.  The utilization of this technology in reefers eliminates the current method of cooling, which uses engines run on hydrocarbon fuels.  The Cryometrix technology is pollutant free and is more efficient and cost effective than the technologies currently used. Reflect Scientific has added a new product line of solvent chillers. Solvent chillers are used in natural products extraction for optimizing product yield and purity.

Products

Reflect Scientific designs, develops and sells scientific equipment for the life sciences and manufacturing industries. Since Reflect Scientific’s inception in 1993, our focus is and has been on providing value added products, analytic testing supplies and equipment, and stand-alone products for the life sciences and industrial marketplace.  Reflect

Scientific’s products range from non-mechanical Cyrometrix™ freezers and value-added products and components for the life sciences industry to tools and analytical services for industrial manufacturing.

Our Cryometrix freezers use an entirely different technology for cooling that requires far less power and has significantly fewer moving parts.  Less power consumption and fewer parts (i.e., less chance for wear or malfunction) translates into an immediate realization of cost savings to the customer.  Management believes that there is no mechanical freezer that can match the temperature uniformity and rapid cooling of our Cryometrix freezer.  These attributes are why these freezers are being sold into the pharmaceutical market – they meet customer needs that can not be fulfilled by current freezer technology.

All of Reflect Scientific’s products and services are developed with one key factor in mind:  Providing a superior cost/benefit to the customer verses other products in the same market space.  With years of experience in the life science and industrial manufacturing markets, Reflect Scientific has been able to develop not only unique patentable products, but products that we believe offer a superior value proposition to the customer.

We have developed a business model with a focus on excellence in the design and development of products and solutions for life science and industrial manufacturing industries.  We outsource the majority of our manufacturing, allowing us to concentrate our efforts on product innovation across multiple lines and industries.  Our strength is in developing and providing value added products which we believe offer immediate and verifiable benefits and cost saving solutions.

We have found a number of companies that can manufacture products to our specification, allowing us to focus on our core competencies of development and design, and maintain a flexible corporate structure capable of taking advantage of new opportunities without the large capital investment required to acquire tooling and manufacturing equipment.  Our focus on development and design expertise, as opposed to manufacturing of products, enables us to innovate along multiple industry lines and customize our products to meet specific needs in a variety of industrial settings.  Our products are sold in the biotechnology, natural products, pharmaceutical, cold chain management and medical industries, as well as manufacturing industries, such as automotive.

Cryometrix Freezers

Our Cryometrix ultra-low temperature and blast freezers are, we believe, a technological breakthrough that provides energy savings and other critically important benefits to cryo-storage customers in the life science related industries.  Ultra-low temperature and blast freezers are used in many applications for the storage and fast freezing protocols of everything from blood to cancer vaccines.  These types of freezers are used by hospitals and biotechnology research facilities.

The only ultra-low temperature freezers currently available are produced by a limited number of companies and rely on a mechanical process for cooling.  Because of inadequacies in the mechanical process, we believe there is loss of inventory each year because of the problems related to reliability inherent with mechanical freezers.

Our freezers incorporate a disruptive technology. They are based on a complete divergence from the technology currently used in ultra-low temperature freezers.  Through the advantages of our technology, we believe our freezers solve the current inadequacies and provide immediate cost savings and reliability for our clients.   Current cryogenic storage equipment falls short of customer expectations in a variety of key performance criteria.

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High energy usage – a growing problem with rising energy costs

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Inflexible temperature range control– existing units cannot be easily modified for colder requirements (colder temperatures are an industry trend)

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Sample inventory is at risk in the event of a power failure

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Poor temperature uniformity –samples in different areas of the freezer can experience wide variations in temperatures which is undesirable from a regulatory standpoint.

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Frost build-up

Our Cryometrix ultra low temperature and blast freezer uses a patented design and technology which is powered by liquid nitrogen. Through the use of a liquid nitrogen powered freezer system we are able to address the market need for:

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Low energy requirements

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Flexible temperature control – wide range of usable temperatures

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Power failures have little effect - uses passive liquid nitrogen technology rather than electrically powered compressors.

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Uniform temperatures throughout freezer – more usable storage volume

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Much larger storage volume per area of floor space occupied – reduced facilities cost

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Reliable and essentially maintenance free, further lowering cost of ownership

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Environmental issues related to pollution using the current refrigerated trailer (“reefer”) technology

Cryometrix freezers are powered by liquid nitrogen.  The competition’s freezers, including those developed by Thermo Fisher Scientific and Sanyo Corporation, are compressor based, with hydrofluorocarbon (HFC) refrigerants and electric compressors.  This basic technology difference results in the following Cryometrix advantages:

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The Cryometrix freezer cooling medium is nitrogen, an all-green element that makes up 78% of our atmosphere.  Many competitors use refrigerants that are harmful to the environment.

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Cryometrix freezers cool extremely fast compared to the competition.  One particular Cryometrix freezer will cool to -80C in eight minutes, an order of magnitude faster than the competition.

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The inherent Cryometrix technology provides a much more uniform temperature throughout the freezer than competitors’ compressor-based freezers.

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When power is lost, the competitors’ freezers immediately fail to operate.  Cryometrix freezers, when placed in manual freezing mode, continue to maintain a cold temperature for days and even weeks.

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Cryometrix feezers are more reliable than the competition.  Those well-versed in mean time between failure analysis calculate potential failures mainly based on the number of moving parts.  Compressor-based freezers have many moving parts and are not as reliable in theory or in practice as Cryometrix freezers, which have almost no moving parts.

The adaptation of the freezer technology to reefers for transporting perishable items opens a significant new market. Trailers can easily be retrofitted with the Cryometrix unit, which operates pollution free, more efficiently, and provides a cost savings compared to the diesel-powered units currently used.  The non-polluting Cryometrix unit provides significant benefits over any other unit currently marketed.

A new development using a similar liquid nitrogen cooling technology is the solvent chiller.  Solvent chillers are used for providing chilled solvent for extracting a final commercial product from plant materials.  The extraction solvent is rapidly chilled to a temperature that will optimize the extraction purity and recovery of the final product of interest.  Solvent chillers are currently being sold into the CBD extraction market.

Other Products

In addition to our Cryometrix freezers, we market our Visacon OEM products, LCGCVials.com vial products, GCFerules.com OEM GC consumable products, and HPLC Detectors.com UV detector products into the chromatography market.  These are highly technical products and encompass a vast array of sizes, configurations and uses.  These products represent a stable supplies business but they do not represent a significant growth opportunity for the Company.

Competition

The environment for our products and services is intensely competitive. Although the complexity of the products we produce limits the number of companies we compete with, the companies with competing technology are generally larger and often subsidiaries or divisions of very large multinational companies.  Our competitor’s size and association with large multinational companies gives them advantages over us in the ability to access potential customers.  Many potential customers already purchase products either directly from our competitors or from another subsidiary of these large multinational companies, creating natural inroads to sales that we do not possess.

Given our relative size versus our competitors, we are often required to seek niche markets for our products or focus on selling consumable components to be used by our competitors. We believe, however, that our technology and experience in the ultra-low freezers space allows us to be competitive in those markets.  As our ultra-low freezer products are new to the marketplace, the products long term commercial acceptance is still unknown.  Most of our products compete against multiple competitors, with our refrigeration products competing primarily against Thermo Fisher Scientific and Sanyo Corporation.  Although our Cryometrix freezer products are considered to be in the ultra-cold freezer market space, we do not believe that they compete directly with freezer products sold by these companies because our Cryometrix freezers use a completely different technology, liquid nitrogen cooling, to achieve very fast cooling rates and stable set temperatures.  Freezer products sold by Thermo Fisher Scientific and Sanyo Corporation cannot achieve the same rates of cooling.  Our Cryometrix freezers compete with other ultra-cold freezer products based on technical merit – their ability to meet freezing parameters unattainable by our competitors’ products.    For additional disclosure about our Cryometrix products, see the discussion under the subheading “Cryometrix Freezers” above.

The product lines other than our Cryometrix freezers face competition from many laboratory supply companies, with Thermo Fisher Scientific being by far the largest.  We estimate our market share in this segment to be well under five percent.  However, because of the OEM nature of much of our chromatography business, we sell to several of the large chromatography supply companies.

Growth Plan

While we will continuously evaluate acquisitions of businesses and technologies to grow our revenues in the life science and green technology markets, our primary focus will be the continued growth of our own product lines through increasing market share and the addition of new innovative products to enhance our current offerings.

We seek to expand the applications for our products and equipment into additional markets as we develop brand recognition.  We hope to be able to obtain market leverage from our existing products and name recognition as we use our existing offerings and product strengths to position us as a key supplier of cryogenic storage, blast freezing and cold chain management solutions.  This strategic plan will also enable us to further diversify our customer base.

Manufacturing, Supplies, and Quality Control

Many of our products are manufactured by strategic selection of third-party manufacturers. By outsourcing our manufacturing, we are able to reduce the overall cost position of our products.  We manufacture our lower volume products that are less labor and parts intensive in our facility in Orem, Utah.

In addition, we engage in light manufacturing (assembly, filling and repackaging) for many of our chromatography supplies.  We also do the final assembly and design for our Cryometrix brand freezers.  The freezer shells, doors, shelving, heat exchangers and electronics are produced by contracted vendors.  We sell directly to OEM customers and end users.

Regulation and Environmental Compliance

Presently, none of our products are in highly regulated industries.

Sources and Availability of Raw Materials and Names of Principal Suppliers

Sources and availability of key materials and intermediates continue to remain stable. Where supply is considered a critical success factor for our business, we have certified primary vendors in place and have identified secondary vendors.

Dependence on One or a Few Major Customers

We have four major customers who represented 24 percent and 37 percent of our sales volume in 2020 and 2019, respectively. In our 2020 fiscal year, these customers represented 7.9 percent; 6.5 percent; 4.8 percent; and 4.8 percent of our revenues, respectively.

In the first quarter of 2021, four major customers represented a total of 76 percent of our sales volume, representing 6.0 percent; 10.7 percent; 13.1 percent; and 46.2 percent of our revenues, respectively.  Each quarter may show anomalies as we receive orders for custom freezer systems, but they are not all from the same customers.  We expect that our major customer mix will level out through the 2021 fiscal year and that for fiscal year 2021 there will not be any one customer that exceeds approximately 15 percent of total sales.

The Company has strong relationships with each of its customers and does not believe this concentration poses a significant risk due to those long-term relationships and the uniqueness of the products they purchase from us.

Our customers purchase our products via purchase orders describing the quantity and price of the products being purchased in a given transaction.  By way of example, our largest customer purchases products through the use of more than 60 purchase orders per year.

Need for any Governmental Approval of Principal Products or Services

No products presently being manufactured or sold by us are subject to prior governmental approvals.

Effect of Existing or Probable Governmental Regulations on the Business

Our Registration Statement on Form 10, as amended, will become effective 60 days after filing with the Securities and Exchange Commission, at which point our securities will be registered pursuant to Section 12(g) of the Exchange Act.  Issuers with securities registered under Section 12(g) are subject to numerous regulatory requirements under the Exchange Act.  For example, we will be subject to the Sarbanes-Oxley Act of 2002. This Act creates a strong and independent accounting oversight board to oversee the conduct of auditors of public companies and strengthens auditor independence. It also requires steps to enhance the direct responsibility of senior members of management for financial reporting and for the quality of financial disclosures made by public companies; establishes clear statutory rules to limit, and to expose to public view, possible conflicts of interest affecting securities analysts; creates guidelines for audit committee members appointment, compensation and oversight of the work of public companies’ auditors; prohibits certain insider trading during pension fund blackout periods; and establishes a federal crime of securities fraud, among other provisions.

Section 14(a) of the Exchange Act requires all companies with securities registered pursuant to Section 12(g) of the Exchange Act to comply with the rules and regulations of the Securities and Exchange Commission regarding proxy solicitations, as outlined in Regulation 14A. Matters submitted to stockholders of our Company at a special or annual meeting thereof or pursuant to a written consent will require our Company to provide our stockholders with the information outlined in Schedules 14A or 14C of Regulation 14; preliminary copies of this information must be submitted to the Securities and Exchange Commission at least 10 days prior to the date that definitive copies of this information are forwarded to our stockholders.

Upon effectiveness of our Registration Statement on Form 10, as amended, we will also be required to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the Securities Exchange Commission on a regular basis, and will be required to timely disclose certain material events (e.g., changes in corporate control; acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business; changes in executive officers and directors; and bankruptcy) in a Current Report on Form 8-K.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts, including Duration

We regard intellectual property (“IP”) as a strategic asset that allows us to maintain a highly competitive position in the market.  All patents and trademarks relating to acquired technologies have been assigned to us.  Where appropriate, we seek patent protection for inventions and developments made by our personnel and incorporated into our products or otherwise falling within our fields of interest.  We protect some of our technology as proprietary trade secrets and, where appropriate, we use trademarks or registered trademarks used in connection with our products.

There are currently 29 patents assigned to Reflect Scientific, Inc.  All of our patents cover our Cryometrix product line of nitrogen-based equipment for processing, storage and transportation of bio-pharma products.  All patents are utility patents within the jurisdiction of the United States, with expiration dates ranging from December, 2023, to December, 2041. We have a strong commitment to maintaining our IP portfolio and pursuing additional IP to expand our product protection.

Research and Development Costs During the Last Two Fiscal Years

During the year ended December 31, 2020, we expended $185,295 for research and development.  During the year ended December 31, 2019, we expended $210,014 for research and development.  The majority of the research and development on our products is performed by independent contractors who have been enhancing technologies, primarily on the reefer unit and the detectors.  We expect research and development cost to increase in the future with the development work required to update and make improvements on our Cryometrix freezers.

Employees

As of May 31,  2021, subsequent to the balance sheet date, we had 7 full-time and 4 part-time employees. None of our employees are represented under a collective bargaining agreement. We believe our relations with our employees to be good.

Reports to Security Holders

You may read and copy any materials that we file with the Securities and Exchange Commission at the Securities and Exchange Commissions’ Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may also find all of the reports that we have filed electronically with the Securities and Exchange Commission at their Internet site www.sec.gov.

Item 1A. Risk Factors

Not applicable for Registrant.

Item 2. Financial Information

Management’s Discussion and Analysis or Plan of Operation

This Registration Statement on Form 10 -A4 contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Plan of Operations provided below, including information regarding the Company’s financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities, and the plans and objectives of management. The statements made as part of the Plan of Operations that are not historical facts are hereby identified as "forward-looking statements."

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition.  The discussion should be read in conjunction with the financial statements and notes included in this report as Item 15.

Critical Accounting Policies

Reflect Scientific’s accounting policies are more fully described in Note 2 of the consolidated financial statements.  As discussed in Note 2, the preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about the future events that affect the amounts reported in the consolidated financial statements and the accompanying notes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual results could differ from these estimates under different assumptions or conditions.  Reflect Scientific believes that the following addresses Reflect Scientific’s most critical accounting policies.  The significant accounting change implemented during the year ended December 31, 2019 related to the adoption of lease accounting.

REVENUE RECOGNITION:  We sell our specialty science and environmental lab supplies through direct sales and through distributor relationships.  We sell our ultra-low temperature freezers through consultants and commission-only sales personnel.   Revenue is recognized when a customer obtains control of promised goods based on the consideration we expect to receive in exchange for these goods. This core principle is achieved through the following steps:

Identify the contract with the customer. A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the goods to be transferred and identifies the payment terms related to these goods, (ii) the contract has commercial substance and, (iii) we determine that collection of substantially all consideration for services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. We do not have significant costs to obtain contracts with customers.

Identify the performance obligations in the contract. Generally, our contracts with our laboratory supply customers do not include multiple performance obligations to be completed over a period of time. Our performance obligations generally relate to delivering specialty laboratory products to a customer, subject to the shipping terms of the contract. Limited warranties are provided, under which we typically accept returns and provide either replacement parts or refunds. We do not have significant returns. We do not typically offer extended warranty or service plans.

Ultra-low temperature freezers sold to customers are built to order.  Generally, 50% of the value of the contract is paid by the customer prior to work beginning on manufacturing the freezer.  Upon completion of manufacturing and testing the customer will then sign an acceptance of the unit and make payment of the remaining balance on the contract, at which title passes to the customer.  The units are FOB ship point.  The customer may either arrange to transport the unit with a carrier he uses or ask the Company to arrange such shipment, the charges of which are the responsibility of the customer.  A customer may, after accepting the unit, request that it be upgraded with additional hardware or software options.  Those options are installed under a new contract, with the deposit and final payment requirements being the same as on the original order.

Determine the transaction price. Payment by the customer is due under customary fixed payment terms, and we evaluate if collectability is reasonably assured. None of our contracts as of December 31, 2020 contained a significant financing component.

Allocate the transaction price to performance obligations in the contract. We typically do not have multiple performance obligations in our laboratory supply contracts with customers. As such, we generally recognize revenue upon transfer of the product to the customer's control at contractually stated pricing.  The freezers likewise do not have milestone or percentage of completion clauses in the contract, so revenue is only recognized when the work has been completed.

Contract Balances We have elected to use the practical expedient in ASC 340-40-25-4 (regarding recognition of the incremental costs of obtaining a contact) for costs related to contracts that are estimated to be completed within one year. In other word, we do not have any material accrued contract costs; however, we do require customer deposits to be made on freezer purchases.  As of December 31, 2020, we have $113,643 of contract liabilities related to these customer deposits and no contract assets.

Recognize revenue when or as we satisfy a performance obligation. We generally satisfy performance obligations at a point in time upon shipment of goods, or, with our freezers, upon final acceptance of the unit by the customer, in accordance with the terms of each contract with the customer. We do not have significant service revenue.

ESTIMATES:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

CASH:  The Company considers all deposit accounts and investment accounts with an original maturity of 90 days or less to be cash equivalents.

ACCOUNTS RECEIVABLE:  The Company writes off trade receivables when deemed uncollectible.  The Company estimates allowance for doubtful accounts based on the aged receivable balances and historical losses.  The Company charges off uncollectible accounts when management determines there is no possibility of collecting the related receivable. The Company considers accounts receivable to be past due or delinquent based on contractual terms, which is generally net 30 days.

The Company charged $0 and $0 to bad debt expense for the years ended December 31, 2020 and 2019, respectively. The Company has historically experienced minimal bad debts.  The allowance for doubtful accounts balance of $4,000 at December 31, 2020 was reviewed and it was deemed that no adjustment to the provision was required at December 31, 2020.  Management feels this to be an adequate reserve based on the experience seen over multiple years.

The Company maintains an allowance for doubtful accounts to provide for losses arising from customers’ inability to make required payments.  If there is deterioration of our customers’ credit worthiness and/or there is an increase in the length of time that the receivables are past due greater than the historical assumptions used, additional allowances may be required.

PROPERTY AND EQUIPMENT:  Fixed assets are stated at cost.  Expenditure for minor repairs, maintenance, and replacement parts which do not increase the useful lives of the assets are charged to expense as incurred.  All major additions and improvements are capitalized.  Depreciation is computed using the straight-line method.  The lives over which the fixed assets are depreciated range from 5 to 7 years, except for computer equipment, which is depreciated over a 3-year life.

INVENTORY:  Inventories are stated at the lower of cost or market value based upon the average cost inventory method.  The Company’s inventory consists of parts for scientific vial kits, refrigerant gases, components for the imaging and inspection systems which it builds, and other scientific items.

INCOME TAXES:  We account for income taxes in accordance with Statement of Financial Accounting Standards Board Accounting Codification (ASC) 740, “Income Taxes”.  Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets will be reflected on the balance sheet when it is determined that it is more likely than not that the asset will be realized.

STOCK BASED COMPENSATION: The Company, in accordance with ASC 718, Compensation – Stock Compensation, records all share-based payments to employees at the grant-date fair value of the equity instruments issued. In accordance with ASC 718-10-30-9, Measurement Objective – Fair Value at Grant Date, the Company uses the closing price of the stock, as quoted by NASDAQ, on the date of the grant.  The Company believes this pricing method provides the best estimate of fair the fair value of the consideration given.  Compensation cost is recognized over the requisite service period.

The Company, in accordance with ASC 718, Compensation – Stock Compensation, establishes the value of equity instruments issued to non-employees for goods and services by using the closing price of the stock, as quoted by NASDAQ, on the date of the grant.  The Company believes this method fairly establishes the value of the goods and/or services received.

Overview

During the year ended December 31, 2020 revenue increased by 73.5% compared to the year ended December 31, 2019.  The revenue growth resulted from a $1,218,156 increase in the sale of our ultra-cold freezers, offset in part by a decline in sales of our specialty lab supplies.  While there can be no assurance that freezer sales will increase in future periods, it is encouraging that the marketplace has embraced our disruptive technology, and our installed operating base continues to increase.  Historically, the core business of the company has been the sale of specialty laboratory supplies.  Orders of those supplies decreased as a group in 2020 as compared to 2019.  We are working to attract new distributors to build sales of these specialty items to historical levels.

The recent COVID-19 Pandemic (“the Pandemic”) has to date had little negative effect on our business with regard to disruption of normal business activities such as receiving and processing orders and shipping.  Many of the new COVID-19 vaccines and protein-based therapeutics require freezers either in processing or storing these products.  The press surrounding the COVID-19 vaccines has often focused on the dearth of freezers capable of storing vaccines at an appropriately low temperature.  The Company sells ultra low temperature freezers and as a consequence benefited from the press-generated awareness of the need for these types of freezers.  Our pharmaceutical freezer customers develop and manufacture many vaccines.  The Company is not privy to the specific use of its low temperature freezers and can not determine if any increases in sales or revenue are directly attributable to the Pandemic.

There is a continued risk of supply chain interruption, availability of raw materials or other unforeseen issues that can be caused by the ever-changing progression of the Pandemic.  In addition, demand for the Company’s products may decrease or fluctuate in the future and current demand for our products may not, therefore, be indicative of sales and revenue going forward.

We recognize these risks and are taking every effort to prevent or mitigate them as they arise.

The Company focused its resources during 2020 to the marketing of our ultra-cold freezers.  Increasing sales of the ultra-low temperature freezers and commercialization of the refrigerated trailer will provide opportunity for the Company to expand sales in the higher margin technology markets.

The Company has been proactive in making those business decisions which it believes will enable it to carry out its business plan.  Significant cost reduction measures have been implemented, unprofitable subsidiaries divested, facilities consolidated and personnel reductions made.

Financial Position

The table below presents a summary of our consolidated balance sheets at December 31, 2020 and 2019:

	Dec. 31, 2020	Dec. 31, 2019	Increase (Decrease)
Cash	$642,542	$ 555,156	$87,386
Total current assets	1,445,709	953,945	491,764
Total assets	1,676,450	1,078,780	597,670
Total current liabilities	242,629	513,204	(270,575)
Accumulated deficit	(19,836,180)	(20,496,295)	660,115
Total stockholders’ equity	1,213,141	$ 553,026	$597,670

We had $642,542 in cash as of December 31, 2020, an increase of $87,386 from December 31, 2019.  The increase in cash results from contract liabilities from customer deposits received with orders for chillers.  We had working capital of $1,203,080 at December 31, 2020, compared to working capital of $440,741 at December 31, 2019. The increased working capital results from the operating profit and the decrease in liabilities, primarily customer deposits that were applied to orders.

The table below presents a summary of our consolidated balance sheets at March 31, 2021, and December 31, 2020:

	March 31, 2021	Dec. 31, 2020	Increase (Decrease)
Cash	$906,815	$642,542	$264,273
Total current assets	1,718,226	1,445,709	272,517
Total assets	1,933,998	1,676,450	257,548
Total current liabilities	377,373	242,629	134,744
Accumulated deficit	(19,588,412)	(19,836,180)	(247,768)
Total stockholders’ equity	1,460,909	1,213,141	247,768

We had $906,815 in cash as of March 31, 2021, an increase of $264,273 from December 31, 2020.  The increase in cash results from contract liabilities from customer deposits received with orders for chillers and collection on accounts receivables.  We had working capital of $1,340,853 at March 31, 2021, compared to working capital of $1,203,080 at December 31, 2020. The increased working capital results from the increase in cash and decrease in liabilities.

Contractual Obligations

The Company leases office/warehouse space in Utah.  In addition, it has a lease on a vehicle.  The following is a schedule showing the future minimum lease payments under operating leases by years and the present value of the minimum payments as of December 31, 2020.

Years ending December 31,	Amount
2021	$61,660
2022	61,091
2023	58,920
Less: Amount representing interest	(13,151)
Present value of minimum lease payments	$168,520

Results of Operations

December 31, 2020 and 2019

The following table summarizes revenue, cost of goods sold, and operating expenses for the years ended December 31, 2020 and 2019:

	Year Ended December 31, 2020	Year Ended December 31, 2019	Increase (Decrease)
Revenue	$ 2,792,623	$ 1,609,241	$ 1,183,382
Cost of Goods Sold	1,071,321	617,599	453,722
Gross Profit	1,721,302	991,642	729,660
Operating expenses:
Salaries and wages	534,525	568,102	(33,577)
Research and development expense	185,295	210,014	(24,719)
General and administrative expense	350,477	408,359	(57,882)
Total operating expenses	1,070,297	1,186,475	(116,178)

Income (loss) from operations	651,005	(194,833)	845,838

Other income (expense)	9,110	(755)	(9,865)

Net income (loss)	$ 660,115	$ (195,588)	$855,703

Total revenue in 2020 increased 73.5% to $2,792,623 from revenue of $1,609,241 in 2019.  Revenue of $1,950,462 was from ultra-low temperature freezers and chillers accounts in 2020, compared with revenue of $732,306 from freezer sales in 2019.  We continue to work to increase sales of these freezer units, as well as working to develop marketing strategies to expand distribution channels of our specialty laboratory products.

Our cost of goods sold increased by $453,722 in the period ending December 31, 2020, as compared to December 31, 2019.  Gross profit margin was 62% in 2020 and 62% in 2019.  Our gross margin percent is influenced by the sales mix, with the ultra-low temperature freezers carrying significantly higher margins than the more generic lab supplies. We are working to further increase gross margins through working with current vendors to obtain more favorable costing or identifying and qualifying new vendors who offer more favorable pricing without compromising quality.

Salaries and wages increased $33,577 in 2020 compared to 2019 is the net result of salary changes (a portion of which is allocated to cost of goods sold), personnel additions and stock-based compensation, offset in part by salaries charged to research and development, cost of goods and inventory.  Our plan is to continue to use outside contractors where practical to enable us to minimize our number of employees.

Research and development expense was $185,295 in 2020 compared to $210,014 in 2019, a decrease of $24,719.  The decrease was primarily the result of much of the needed R&D work on the freezers and chillers being completed in 2019.

General and administrative expenses decreased to $350,477 for 2020 as compared $408,359 in 2019, a decrease of $57,882.  The majority of the decrease results from a decrease in consulting fees in 2020 over 2019. Expense levels going forward are expected to approximate the 2020 levels as we continue to use consultants for business development and the marketing of our products.

Other income consisted of a $10,000 gain recognized on the extinguishment of the EIDL grant, reduced by $890 in interest expense.  Other expense in 2019 consisted of $755 in interest expense.

We had a net income of $660,115 in 2020, an improvement of $855,703 over the $195,588 loss realized in 2019.

March 31, 2021 and 2020

The following table summarizes revenue, cost of goods sold, and operating expenses for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020	Increase (Decrease)
Revenue	$ 562,362	$ 983,808	$ (421,446)
Cost of Goods Sold	143,795	470,631	(326,836)
Gross Profit	418,567	513,177	(94,610)
Operating expenses:
Salaries and wages	136,604	116,791	(19,813)
Research and development expense	8,697	113,084	(104,387)
General and administrative expense	136,763	117,586	19,177
Total operating expenses	282,064	347,461	(65,397)

Income (loss) from operations	136,503	165,716	(29,213)

Other income (expense)	111,265	(121)	111,386

Net income (loss)	$ 247,768	$ 165,595	$82,173

Total revenue in the quarterly period ended March 31, 2021 decreased 42.8% to $562,362 from revenue of $983,808 in the quarterly period ended March 31, 2020.  Revenue of $333,753 was from ultra-low temperature freezers and chillers sales in the first quarter of 2021, compared with revenue of $791,800 from freezer sales in the comparable period in 2020.  We continue to work to increase sales of these freezer units, as well as working to develop marketing strategies to expand distribution channels of our specialty laboratory products.  This was a new product in 2020 and there was rush of orders in 2020; the orders decreased in 2021 because it is a niche market and we will continue to sell the products but it may not be in the volumes we sold in 2020.

Our cost of goods sold decreased by $326,836 in the three-month period ending March 31, 2021, as compared to the March 31, 2020, period.  Gross profit margin was 74% in the 2021 period and 52% in the first quarter of 2020.  Our gross margin percent is influenced by the sales mix, with the ultra-low temperature freezers carrying significantly higher margins than the more generic lab supplies. We are working to further increase gross margins through working with current vendors to obtain more favorable costing or identifying and qualifying new vendors who offer more favorable pricing without compromising quality.  The ultra-low temperature freezers carry a high margin because they are customizable to the customer specifications.  With the chillers being a more generic product with lower margins.

Salaries and wages increased $136,604 in the quarterly period ended March 31, 2021, compared to $116,791 in the year-ago period.  This is the net result of salary changes (a portion of which is allocated to cost of goods sold), personnel additions and stock-based compensation, offset in part by salaries charged to research and development, cost of goods and inventory.  Our plan is to continue to use outside contractors where practical to enable us to minimize our number of employees.

Research and development expense was $8,697 in the three months ended March 31, 2021, compared to $113,084 in the 2020 period, a decrease of $104,387.  The decrease was primarily the result of much of the needed R&D work on the freezers and chillers being completed in 2020.  Going forward we anticipate research and development costs to match more closely the first quarter of 2021.

General and administrative expenses increased to $136,763 in the first quarter of 2021 as compared $117,586 in 2020, an increase of $19,177.  The majority of the increase results do to an increase in legal and accounting expenses in 2021 over 2020.

Other income consisted of a $111,265 gain recognized on the extinguishment of the PPP Loan.  Other expense in 2020 consisted of $121 in interest expense.

We had a net income of $247,768 in the quarterly period ended March 31, 2021, an improvement of $82,173 over net income of $165,595 in the 2020 period.

Seasonality and Cyclicality

We do not believe our business is cyclical.

Liquidity and Capital Resources

December 31, 2020

Our cash resources at December 31, 2020, were $642,542, with accounts receivable of $340,427 and inventory of $438,606 net of reserves.  Our working capital at December 31, 2020 was $1,203,080. This compares to working capital of $440,741 at December 31, 2019.

In April, 2020, we applied for and received a federal Paycheck Protection Program loan in the amount of $111,342, which was forgiven in January, 2021.  In addition, we have a line of credit with Wells Fargo Bank in the amount of $100,000, which currently has no outstanding balance.

In 2020, net cash used in operating activities was $(25,218) as compared to net cash provided by operations of $335,869 in 2019.  We anticipate that in 2020, with the benefit of continued cost reductions and increased revenue, we will generate positive cash from operating activities. We continue working to enhance our on-line ordering system to increase sales, develop the market for our ultra-low temperature freezers, work with current vendors to obtain more favorable pricing, and locate new vendors to provide opportunities to further reduce our cost of goods.

We will continue to focus our efforts on our core business activities while pursuing capital resources and evaluating potential future acquisitions which fit within and enhance our core business.

March 31, 2021

Our cash resources at March 31, 2021, were 906,815, with accounts receivable of $233,579 and inventory of $574,732 net of reserves.  Our working capital at March 31, 2021 was $1,340,853. This compares to working capital of $1,203,080 at December 31, 2020.

Off-Balance Sheet Arrangements

None noted.

Item 3. Properties

Reflect Scientific conducts all of its business operations from one facility, located in Orem, UT.  This is a combination warehouse, manufacturing and office facility with 6,000 square feet of space; we lease this facility at $4,300 per month with a 3% escalation each six months of the lease agreement, the first increase scheduled to be effective June 1, 2021. The lease has a term of three years, the termination date being November 30, 2023.  In addition, the lease provides for the payment of common area maintenance fees which are allocated to the tenants on a pro rata basis.

Item 4. Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of May 31,  2021, the names, addresses and number of shares of common stock beneficially owned by all persons known to the management of Reflect Scientific to be beneficial owners of more than 5% of the outstanding shares of common stock, and the names and number of shares beneficially owned by all directors of Reflect Scientific and all executive officers and directors of Reflect Scientific as a group (except as indicated, each beneficial owner listed exercises sole voting power and sole dispositive power over the shares beneficially owned).

For purposes of this table, information as to the beneficial ownership of shares of common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes general voting power and/or investment power with respect to securities. Except as otherwise indicated, all shares of our common stock are beneficially owned, and sole investment and voting power is held, by the person named. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock, which such person has the right to acquire within 60 days after the date hereof. The inclusion herein of such shares listed beneficially owned does not constitute an admission of beneficial ownership.

All percentages are calculated based upon a total number of 84,739,086 shares of common stock outstanding as of May 31,  2021, plus, in the case of the individual or entity for which the calculation is made, that number of options or warrants owned by such individual or entity that are currently exercisable or exercisable within 60 days.

		Amount and Nature of	Percentage of Outstanding
Title of Class	Name and Address of Beneficial Owner	Beneficial Owner	Common stock

	Principal Shareholders

Common Stock	Kim Boyce 1270 South 1380 West Orem, Utah 84058	43,500,000	51.33%

	Officers and Directors

Common Stock	Kim Boyce	43,500,000	51.33%
Common Stock	Tom Tait	900,000	1.06%

Common Stock	William Moon	1,100,000	1.30%
	All directors and executive officers of the Company as a group (Five individuals)	45,500,000	53.69%

Changes in Control

There are no current or planned transactions that would or are expected to result in a change of control of our Company.

Item 5.  Directors and Executive Officers

Identification of Directors and Executive Officers

The following table sets forth the names of all of our current directors and executive officers. These persons will serve until the next annual meeting of the stockholders or until their successors are elected or appointed and qualified.

Name	Positions Held	Date of Election or Designation
Kim Boyce	President, CEO &
	Director	12/2003

Tom Tait	Vice President,
	Secretary and Director	01/2005

William G. Moon	Director	04/2011

* These persons presently serve in the capacities indicated.

Business Experience

Kim Boyce – President, CEO, Director

Mr. Boyce, 67, founded Reflect Scientific in 1993 and has over 40 years of experience in manufacturing, sales, distribution and management.  His prior experience includes executive roles with Grace/Alltech Scientific, where he served as manager – distribution and sales and manager – plant operations.  He also co-founded Labtech Scientific Products in Northern California, a distribution company specializing in equipment for use in life science and environmental related industries.  He has an accomplished track record in strategic business development in a variety of markets, including the pharmaceutical and biotechnology sectors and cold chain management.  Mr. Boyce received his technical training at DeAnza College in Cupertino, CA and his business training at San Jose State University.

Thomas Tait - Vice President, Secretary, Director

Mr. Tait, 66, serves as Vice President. Mr. Tait brings experience with accelerated product development, “lean” process management tools, strategic market analysis, and acquisition integration.  Mr. Tait joined us from Danaher Company where he was a Business Manager over a $120 million in sales product line. Prior assignments have included General Manager of HyperQuan Inc., Product Manager J&W Scientific and Project Manager Varian Inc. He also co-founded ChiraTech Inc, a high technology Company that was sold to Thermo Electron Corporation. Mr. Tait holds an MBA in Technology Management from the University of Phoenix and a BS in Chemistry from Clarkson University. He also holds patents in Optics and MEMS technologies.

William G. Moon, Director

Mr. Moon, 72, has over 30 years’ experience in startup and engineering related companies.  His leadership experience includes assisting in the formation of what became the world’s largest disk drive company, Quantum Corporation, with over 10,000 employees.  He was Principal Engineer and Vice President of Engineering for over twenty years, during which time he co-designed numerous standard-setting disk drives.  During that time, he was a co-founder of a wholly owned Quantum subsidiary, Plus Development, and was key in the invention of the Hardcard, the first hard drive on a plug-in card.  He helped create a partnership with Panasonic for the world’s first totally automated disk drive assembly plant in Japan, producing over 100 million disk drives.  Prior to that, Mr. Moon designed memory products at Hewlett Packard Labs in their Disk Memory Division.  Over the past five years Mr. Moon has served as technical advisor to several companies and has sat on several boards.

We believe that, based on education and experience all of our directors are qualified to serve.

Significant Employees

There are no employees who are not executive officers who are expected to make a significant contribution to our Company’s business.

Family Relationships

There are no family relationships between our officers and directors.

Involvement in Certain Legal Proceedings

During the past 10 years, none of our present or former directors, executive officers or persons nominated to become directors or executive officers:

(1) A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

(5) Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any Federal or State securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Directorships

Tom Tait and William Moon are both directors in Nu-Med Plus, Inc. and have been for over five years.

Item 6.  Executive Compensation

The following table sets forth the aggregate compensation paid by us for services rendered during the periods indicated:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Com- pensation($)	Nonqualified Deferred Compensation ($)	All Other Compensation($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kim Boyce CEO & Director	12/31/20 12/31/19 12/31/18	$102,200 $102,200 $102,200	- - -	- 102,500 40,000	- - -	- - -	- - -	- - -	$102,200 $204,700 $142,200

Tom Tait VP & Director	12/31/20 12/31/19 12/31/18	$15,000 $25,480 $47,640	- - -	- 4,100 4,000	- - -	- - -	- -	- - -	$15,000 $29,580 $51,640

Keith Merrell, CFO	12/31/20 12/31/19 12/31/18	- $ 9,000 $12,104	- - -	- 3,321 3,240	- - -	- - -	- - -	- - -	- $12,321 $15,344

William Moon, Director	12/31/20 12/31/19 12/31/18	$38,500 $18,000 $12,000	- - -	- 4,100 4,000	- - -	- - -	- - -	- - -	$38,500 $22,100 $16,000

Outstanding Equity Awards

At December 31, 2020, there are no outstanding equity awards.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

None	None	None	None	None	None	None	None

Item 7. Certain Relationships and Related Transactions, and Director Independence

Transactions with Related Persons

In December 2019, the Board of Directors approved the issuance of 2,500,000 shares of restricted common stock to the President/CEO.  Also in December 2019 the Board of Directors approved the issuance of 281,000 shares of restricted common stock to officers and directors. These shares were for compensation. In addition, the Board of Directors approved the issuance of 2,000,000 shares of restricted common stock to Steven Boyce, a son of the President/CEO and an employee of the Company.  These shares were recorded at the trading price at the date of approval, for an average of $0.041 per share, resulting in $196,021 recorded in salaries and wages.

In the year ended December 31, 2020, there were no related party transactions.

Parents of the Issuer

None; however, Kim Boyce, our President and a director, may be deemed to be our “parent” by virtue of his substantial shareholdings in our Company.

Transactions with Promoters and Control Persons

There were no material transactions, or series of similar transactions, during our Company’s last five fiscal years, or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party and in which any promoter or founder of ours or any member of the immediate family of any of the foregoing persons, had an interest.

Director Independence

Our Board of Directors is currently composed of three members, two of whom do not qualify as independent directors in accordance with the published listing requirements of the NASDAQ Global Market (the Company has no plans to list on the NASDAQ Global Market). The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our Board of Directors have not made a subjective determination, as to our directors, that no relationships exist which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our Board of Directors made these determinations, our Board of Directors would have reviewed and discussed information provided by our directors and us with regard to our directors’ business and personal activities and relationships as they may relate to us and our management.

Item 8.  Legal Proceedings

There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which Reflect or any of its subsidiaries is a party or of which any of their properties is the subject.

Item 9.  Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information

Since July 6, 2005, our common stock has been listed under the symbol “RSCF” on the OTC Pink Market.  From May 24, 2001, to July 6, 2005, our stock traded under the symbol “COLH.”

As of May 31,  2021, there were 84,739,086 shares of our common stock outstanding.  On May 27,  2021, the high and low bid price for our common stock was $0.33 and $0.26 , respectively.

Holders

The number of record holders of our common stock as of May 31,  2021, was approximately 114; this number does not include an indeterminate number of stockholders whose shares may be held by brokers in street name.

Dividends

We have not declared any cash dividends with respect to our common stock, and do not intend to declare dividends in the foreseeable future. Our future dividend policy cannot be ascertained with any certainty. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our securities.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-	-	None
Equity compensation plans not approved by security holders	-	-	None
Total	-	-	None

The 2007 Equity Inventive Plan as amended on December 31, 2009, authorized the Company to issue 12,000,000 shares of stock options and restricted stock under an equity plan.  The plan had an expiration date of December 31, 2019.  No stock or option awards were outstanding at the time the plan expired.

Item 10.  Recent Sales of Unregistered Securities

During the last three years, we have not sold any unregistered securities.

Item 11.  Description of Registrant’s Securities to be Registered

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.  As of May 31,  2021, there were 84,739,086 shares of common stock outstanding and no shares of preferred stock outstanding.  The following is a description of the material terms of our securities.

Common Stock

Holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Subject to the rights of the holders of any preferred stock we may designate or issue in the future, or as may otherwise be required by law or our articles of incorporation, our common stock is our only common stock entitled to vote in the election of directors and on all other matters presented to our stockholders. The common stock does not have cumulative voting rights or preemptive rights. Subject to the prior rights of holders of preferred stock, if any, holders of our common stock are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of our common stock will be entitled to receive such assets as are available for distribution to our stockholders after there shall have been paid, or set apart for payment, the full amounts necessary to satisfy any preferential or participating rights to which the holders of any outstanding series of preferred stock are entitled.

Preferred Stock

Our board of directors is authorized to issue preferred stock in one or more series and, with respect to each series, to determine the preferences, rights, qualifications, limitations and restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series.

We had previously authorized and issued a Series A Preferred Stock.  All shares issued under the Series A preferred stock were subsequently converted into shares of common stock and there are no shares of preferred stock outstanding.

Item 12.  Indemnification of Directors and Officers

Section 16-10a-902 (1) of the Revised Business Corporation Act (the “Utah Law”) authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 16-10a-902 (4) prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit.   Otherwise, Section 16-10a-902 (5) allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of a corporation.

Unless limited by the Articles of Incorporation, which our Articles do not limit, Section 16-10a-905 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction.   Section 16-10a-907 (1) extends this right to officers of a corporation as well.

Unless limited by the Articles of Incorporation, which our Articles do not limit, Section 16-10a-903 requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith.   Section 16-10a-907 (1) extends this protection to officers of a corporation as well.

Pursuant to Section 16-10a-904(1), the corporation may advance a director’s expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902.   Unless limited by the Articles of Incorporation, Section 16-10a-907 (2) extends this protection to officers, employees, fiduciaries and agents of a corporation as well.

Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnity under the Utah Revised Business Corporation Act, Section 16-10a-908 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

There are no provisions in our Articles of Incorporation that protect or indemnify our directors or executive officers beyond what is permitted by Utah Law as summarized above.

Our bylaws provide that we may indemnify our officers and directors and may advance all expenses incurred to any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advancement of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise. The Board of Directors may authorize Reflect Scientific to indemnify and advance expense to any officer, employee, or agent of Reflect Scientific who is not a director to the extent permitted by law.

Item 13.  Financial Statements and Supplementary Data

The financial statements required to be included in this registration statement appear immediately following the signature page hereof.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

During our two most recent fiscal years, and since then, no independent accounting firm who was previously engaged as our principal accountant to audit our financial statements has resigned (or indicated it has declined to stand for re-election after the completion of the current audit) or been dismissed.

Item 15. Financial Statements and Exhibits

(a)  Financial Statements

Our audited financial statements for the calendar years ended December 31, 2020, and 2019, appear at the end of this registration statement.

(b)  Exhibits

Exhibit No.	Title of Document	Location if other than attached hereto
3.1	Articles of Incorporation	10-SB Registration Statement filed August 25, 2000*
3.2	Articles of Amendment filed February 7, 2000	10-SB Registration Statement filed August 25, 2000*
3.3	Articles of Amendment filed September 8, 2003	8-K Current Report dated December 31, 2003*
3.4	Articles of Amendment filed January 12, 2004	8-K Current Report dated December 31, 2003*
3.5	Articles of Amendment filed November 9, 2004	September 30, 2004 10-QSB Quarterly Report*
3.6	Articles of Amendment filed October 26, 2005	10-SB Registration Statement filed March 30, 2021*
3.7	Articles of Amendment filed May 11, 2012	10-SB Registration Statement filed March 30, 2021*
3.8	Bylaws	10-SB Registration Statement filed August 25, 2000*
3.9	Bylaws Amendment	September 30, 2004 10-QSB Quarterly Report*
10.3	JMST Purchase Agreement	8-K Current Report dated April 4, 2006*
10.4	Cryomastor Merger Agreement	8-K Current Report dated April 19, 2006*
14	Code of Ethics	December 31, 2003 10-K Annual Report*
21	Subsidiaries of the Company	10-SB Registration Statement filed March 30, 2021*

* Previously filed with the Securities and Exchange Commission in the form indicated and incorporated by reference pursuant to Rule12b-23(c) thereof.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

REFLECT SCIENTIFIC, INC.

Date:	June 1, 2021	By:	/s/Kim Boyce
Kim Boyce, Chief Executive Officer and Director

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

C O N T E N T S

Report of Independent Registered Public Accounting Firm

26

Consolidated Balance Sheets

 28 - 29

Consolidated Statements of Operations

 30

Consolidated Statements of Shareholders’ Equity

 31

Consolidated Statements of Cash Flows

 32

Notes to the Consolidated Financial Statements

 33

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Reflect Scientific, Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Reflect Scientific, Inc. and subsidiaries (“the Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) related to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. The communication of critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which they relate.

Evaluation of a Going Concern

Critical Audit Matter Description

As noted in the Company’s 2019 Form 10-K, the Company had suffered recurring losses from operations, which raised substantial doubt about its ability to continue as a going concern.   In 2020, the Company: (1)  earned positive net income of $660,115 and projects further recurring profits in future years; (2) had increased revenues year over year of 74% and managements expectation is for continued revenue growth; and (3) ended 2020 with positive working capital of $1,203,080 at year end.  When considering these factors in conjunction with the Company’s operating plan, management believes it has sufficient ability to fund operations and satisfy the Company’s obligations as they come due for at least one year from the financial statement issuance date.

How the Critical Audit Matter was Addressed in the Audit

We determined the Company’s ability to continue as a going concern is a critical audit matter due to the estimation and execution uncertainty regarding the Company’s future cash flows and its impact on capital needs and the risk of bias in management’s judgments and assumptions in their determination.

Our audit procedures related to the Company’s assertion on its ability to continue as a going concern included the following, among others:

*

We performed testing procedures such as analytical procedures to identify conditions and events that indicate there could be substantial doubt about the entity's ability to continue as a going concern for a reasonable period of time.

*

We tested the reasonableness of management’s assessment of whether the Company has sufficient liquidity to fund operations for at least one year from the financial statement issuance date.

*

We inquired of Company management and reviewed company records to assess whether there are additional factors that contribute to the uncertainties disclosed.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2015.

Draper, UT

March 29, 2021

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

ASSETS

	December 31, 2020	December 31, 2019

CURRENT ASSETS

Cash	$642,542	$555,156
Accounts receivable, net	340,427	118,455
Inventory, net	438,606	252,851
Prepaid assets	24,134	27,483

Total Current Assets	1,445,709	953,945

FIXED ASSETS, NET	-	3,786

OTHER ASSETS

Operating lease right-of-use assets	167,641	57,949
Goodwill	60,000	60,000
Deposits	3,100	3,100

Total Other Assets	230,741	121,049

TOTAL ASSETS	$1,676,450	$1,078,780

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Continued)

LIABILITIES AND SHAREHOLDERS’ EQUITY

	December 31, 2020	December 31, 2019

CURRENT LIABILITIES

Accounts payable and accrued expenses	$70,214	$108,607
Loan - Short-term portion	-	8,738
Contract liabilities	113,643	349,441
Amortization of operating lease liability – short-term	58,682	46,318
Income taxes payable	100	100

Total Current Liabilities	242,629	513,204

LONG-TERM LIABILITIES

Operating lease liability – long-term	109,838	12,550
Loan - long - term	111,342

Total Liabilities	463,409	525,754

Commitments and contingencies	-	-

SHAREHOLDERS’ EQUITY

Preferred stock, $0.01 par value, authorized 5,000,000 shares; no shares issued and outstanding	-	-
Common stock, $0.01 par value, authorized 100,000,000 shares; 84,739,086 shares issued and outstanding	847,390	847,390
Additional paid in capital	20,201,931	20,201,931
Accumulated deficit	(19,836,180)	(20,496,295)

Total Shareholders’ Equity	1,213,141	553,026

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,676,450	$1,078,780

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	For the Years Ended December 31,
	2020	2019

REVENUES	$2,792,623	$1,609,241

COST OF GOODS SOLD	1,071,321	617,599

GROSS PROFIT	1,721,302	991,642

OPERATING EXPENSES
Salaries and wages	534,525	568,102
Research and development	185,295	210,014
General and administrative	350,477	408,359
Total Operating Expenses	1,070,297	1,186,475

INCOME (LOSS) FROM OPERATIONS	651,005	(194,833)

OTHER INCOME (EXPENSE)
Gain on EIDL Grant	10,000	-
Interest expense	(890)	(755)

Total Other Income (Expenses)	9,110	(755)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	660,115	(195,588)

Income tax expense	-	-

NET INCOME (LOSS)	$660,115	$(195,588)

NET INCOME (LOSS) PER SHARE – BASIC AND DILUTED	$0.01	$(0.00)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – BASIC AND DILUTED	84,739,086	79,115,705

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENIFIC, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

	Common Stock		Additional
	Shares	Amount	Paid-In Capital	Accumulated Deficit	Total
Balance, December 31, 2018	79,108,086	$ 791,080	$20,027,370	$ (20,300,707)	$ 517,743

Stock-based compensation	4,881,000	48,810	151,311	-	200,121

Common stock issued for consulting services	750,000	7,500	23,250	-	30,750

Net loss for the year ended December 31, 2019	-	-	-	(195,588)	(195,588)

Balance, December 31, 2019	84,739,086	847,390	20,201,931	(20,496,295)	553,026

Net income for the year ended December 31, 2020	-	-	-	660,115	660,115

Balance, December 31, 2020	84,739,086	$ 847,390	$ 20,201,931	$ (19,836,180)	$1,213,141

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$660,115	$(195,588)
Adjustments to reconcile net income (loss) to net cash
from operating activities:
Depreciation	3,786	3,980
Stock based compensation	-	200,121
Common stock issued for consulting services	-	30,750
Amortization of operating lease asset	58,555	(36,219)
Forgiveness of EIDL Grant	10,000	-
Changes in operating assets and liabilities:
Accounts receivable	(221,972)	37,088
Inventory	(185,755)	(110,526)
Prepaid assets	3,349	(23,973)
Accounts payable and accrued expenses	(38,403)	56,157
Operating lease liability	(59,095)	(36,219)
Contract liabilities	(235,798)	336,941
Net Cash provided by (used-in) Operating Activities	(25,218)	335,869

CASH FLOWS FROM INVESTING ACTIVITIES
Net Cash from Investing Activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Loan Payable – SBA PPP loan	111,342	-
EDIL Grant	10,000	-
Payment on Short-term lines of credit	(8,738)	(1,140)
Net Cash provided by (used-in) Financing Activities	112,604	(1,140)

NET CHANGE IN CASH	87,386	334,729

CASH AT BEGINNING OF PERIOD	555,156	220,427

CASH AT END OF PERIOD	$642,542	$555,156

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash Paid For:
Interest	$132	$588
Income taxes	$-	$-

Non-cash Investing and Financing Activities:
Operating lease right-of-use assets obtained for
operating liabilities	$168,247	$95,087

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

NOTE 1 -

ORGANIZATION AND DESCRIPTION OF BUSINESS

Reflect Scientific, Inc. (“the Company”) was incorporated under the laws of the State of Utah on November 3, 1999 as Cole, Inc. The Company was organized to engage in any lawful activity for which corporations may be organized under the Utah Revised Business Corporation Act.  On December 30, 2003 the Company changed its name to Reflect Scientific, Inc.

Reflect Scientific

Reflect Scientific is engaged in the manufacture and distribution of innovative products targeted at the life sciences market.  Our customers include hospitals, diagnostic laboratories, pharmaceutical and biotech companies, cold chain management, universities, government and private sector research facilities, chemical and industrial companies.

Our Cryometrix brand ultra-low temperature and blast freezers innovative design enables our customers to save substantially on energy costs related to cryogenic storage.  Ultra-low temperature freezers are used worldwide for the storage of vaccines, DNA, RNA, proteins and many other biological and chemical substances.  There is a growing need for energy efficient, reliable ultra-low temperature storage units.  Our Cryometrix freezers are targeted to this growing market and we have had tremendous success in blood storage and pharmaceutical manufacturing applications.  The application of this technology for use in refrigerated trailers (commonly called “reefers”) used to transport goods which need to be maintained in a cold environment significantly broadens the market for this technology.  The utilization of this technology in reefers eliminates the current method of cooling, which uses engines run on hydrocarbon fuels.  The Cryometrix technology is pollutant free and is more efficient and cost effective than the technologies currently used.  Reflect Scientific has added a new product line of solvent chillers.  Solvent chillers are used in natural products extraction for optimizing product yield and purity.

NOTE 2 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Accounting Method

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

b. Revenue Recognition

We sell our specialty science and environmental lab supplies through direct sales and through distributor relationships.  We sell our ultra-low temperature freezers through consultants and commission-only sales personnel.   Revenue is recognized when a customer obtains control of promised goods based on the consideration we expect to receive in exchange for these goods. This core principle is achieved through the following steps:

Identify the contract with the customer. A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the goods to be transferred and identifies the payment terms related to these goods, (ii) the contract has commercial substance and, (iii) we determine that collection of substantially all consideration for services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. We do not have significant costs to obtain contracts with customers.

Identify the performance obligations in the contract. Generally, our contracts with our laboratory supply customers do not include multiple performance obligations to be completed over a period of time. Our performance obligations generally relate to delivering specialty laboratory products to a customer, subject to the shipping terms of the contract. Limited warranties are provided, under which we typically accept returns and provide either replacement parts or refunds. We do not have significant returns. We do not typically offer extended warranty or service plans.

Ultra-low temperature freezers sold to customers are built to order.  Generally, 50% of the value of the contract is paid by the customer prior to work beginning on manufacturing the freezer.  Upon completion of manufacturing and testing the customer will then sign an acceptance of the unit and make payment of the remaining balance on the contract, at which time title passes to the customer.  The units are FOB shipping point.  The customer may either arrange to transport the unit with a carrier they use or ask the Company to arrange such shipment, the charges of which are the responsibility of the customer.  A customer may, after accepting the unit, request that it be upgraded with additional hardware or software options.  Those options are installed under a new contract, with the deposit and final payment requirements being the same as on the original order.

Determine the transaction price. Payment by the customer is due under customary fixed payment terms, and we evaluate if collectability is probable. None of our contracts as of December 31, 2020 contained a significant financing component.

Allocate the transaction price to performance obligations in the contract. We typically do not have multiple performance obligations in our laboratory supply contracts with customers. As such, we generally recognize revenue upon transfer of the product to the customer's control at contractually stated pricing.  The freezers likewise do not have milestone or percentage of completion clauses in the contract, so revenue is only recognized when the work has been completed.

Recognize revenue when or as we satisfy a performance obligation. We generally satisfy performance obligations at a point in time upon shipment of goods, or, with our freezers, upon final acceptance of the unit by the customer, in accordance with the terms of each contract with the customer. We do not have significant service revenue.

Contract Balances We have elected to use the practical expedient in ASC 340-40-25-4 (regarding recognition of the incremental costs of obtaining a contact) for costs related to contracts that are estimated to be completed within one year. In other word, we do not have any material accrued contract costs; however, we do require customer deposits to be made on freezer purchases.  As of December 31, 2020, we have $113,643 of contract liabilities related to these customer deposits and no contract assets.

A part of our customer base is made up of international customers.  The following table presents Reflect Scientific revenues disaggregated by region and product type:

Segments	December 31,2020 Consumer Products	December 31, 2019 Consumer Products
Domestic	$2,173,209	$1,345,372
International	619,414	263,869
	2,792,623	1,609,241

Components	842,161	1,044,241
Chillers/Freezers	1,950,462	565,000
	$2,792,623	$1,609,241

c. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d. Cash and cash equivalents

The Company considers all deposit accounts and investment accounts with an original maturity of 90 days or less to be cash equivalents.

e. Accounts Receivable

The Company maintains an allowance for doubtful accounts to provide for losses arising from customers’ inability to make required payments.  If there is deterioration of our customers’ credit worthiness and/or there is an increase in the length of time that the receivables are past due greater than the historical assumptions used, additional allowances may be required.  The Company estimates allowance for doubtful accounts based on the aged receivable balances and historical losses.  The Company charges off uncollectible accounts when management determines there is no possibility of collecting the related receivable. The Company considers accounts receivable to be past due or delinquent based on contractual terms, which is generally net 30 days.

The Company charged $0 and $0, respectively, to bad debt expense for the years ended December 31, 2020 and 2019. As the Company has historically experienced minimal bad debts, management feels the allowance for doubtful accounts balance of $4,000 at December 31, 2020 to be an adequate reserve based on the experience seen over multiple years.

f. Property and Equipment

Property and Equipment are stated at cost.  Expenditure for minor repairs, maintenance, and replacement parts which do not increase the useful lives of the assets are charged to expense as incurred.  All major additions and improvements are capitalized.  Depreciation is computed using the straight-line method.  The lives over which the fixed assets are depreciated range from 5 to 7 years, except for computer equipment, which is depreciated over a 3-year life.

g. Inventory

Inventories are stated at the lower of cost or market value based upon the average cost inventory method.  The Company’s inventory consists of parts for scientific vial kits, refrigerant gases, components for the imaging and inspection systems which it builds, and other scientific items. We review inventories at least quarterly record provisions for estimated excess, slow moving, and obsolete inventory as inventory with a carrying value in excess of net realizable value.  The Company recorded $106,044 and $86,339 in the inventory allowance for the years 2020 and 2019, respectively.

h. Cost of Sales

Charges to cost of sales are made on a first in first out method (FIFO).  In addition to the component costs, some labor costs are allocated to cost of goods for the direct labor utilized to build the sub-assemblies and the finished goods.

i. Advertising Expense

The Company follows the policy of charging the costs of advertising to expense as incurred.  The Company recognized $22,175 and $53,393 of advertising expense during the years ended December 31, 2020, and 2019, respectively.

j. Newly Issued Accounting Pronouncements

In June 2018, the FASB issued ASU No. 2018-07, “Compensation — Stock Compensation (Topic 718),” (“ASU 2018-07”). ASU 2018-07 is intended to reduce cost and complexity of financial reporting for non-employee share-based payments. Currently, the accounting requirements for non-employee and employee share-based payments are significantly different. ASU 2018-07 expands the scope of Topic 718, which currently only includes share-based payments to employees, to include share-based payments to non-employees for goods or services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned. This ASU supersedes Subtopic

505-50, “Equity — Equity-Based Payments to Nonemployees”. The amendments to ASU 2018 - 07 are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than a company’s adoption date of ASU No. 2014-09, (Topic 606), “Revenue from Contracts with Customers”. The Company adopted this guidance effective January 1, 2020.  The implementation of this accounting treatment had no effect on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, “Simplifying the Test for Goodwill Impairment,” which removes Step 2 from the goodwill impairment test and replaces the qualitative assessment. Impairment will be measured using the difference between the carrying amount and the fair value of the reporting unit. Under this revised guidance, failing Step 1 will always result in a goodwill impairment. The amendments in this update should be applied prospectively for annual and interim periods in fiscal years beginning after December 15, 2019. Early adoption is permitted for goodwill impairment tests with measurement dates after January 1, 2017. The Company adopted this guidance effective January 1, 2020.  The implementation of this accounting treatment had no effect on our consolidated financial statements.

The Company has reviewed all other FASB-issued ASU accounting pronouncements and interpretations thereof that have effective dates during the period reported and in future periods.  The Company has carefully considered the new pronouncements that alter previous GAAP and does not believe that any new or modified principles will have a material impact on the company’s reported financial position or operations in the near term.  The applicability of any standard is subject to the formal review of the Company’s financial management and certain standards are under consideration.

k. Earnings per Share

The computation of basic earnings per share of common stock is based on the weighted average number of shares outstanding during the period.  Diluted EPS is computed by dividing net earnings by the weighted-average number of common shares and dilutive common stock equivalents during the period.  Common stock equivalents are not used in calculating dilutive EPS when their inclusion would be anti-dilutive.  At December 31, 2020 and 2019, the Company had no common stock equivalents.

	For the year ended December 31, 2020	For the year ended December 31, 2019

Net income (loss) earnings (numerator)	$ 660,115	$ (195,588)
Shares (denominator)	84,739,086	79,115,705
Net earnings per share amount - basic	$ 0.01	$ (0.00)
Shares (denominator)	84,739,086	79,115,705
Net earnings per share amount - diluted	$ 0.01	$ (0.00)

l. Shipping and Handling Fees and Costs

The Company records all shipping and handling costs in cost of goods.  Freight paid on outgoing shipments in 2020 and 2019 was $81,089 and $36,705, respectively.

m. Income Taxes

Deferred taxes are provided on an asset and liability approach whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company’s policy is to recognize potential interest and penalties accrued related to unrecognized tax benefits within income tax expense.  For the years ended December 31, 2020 and 2019, it did not recognize any interest or penalties in its Statement of Operations, nor did it have any interest or penalties accrued in its Balance Sheet at December 31, 2020 and 2019 relating to unrecognized benefits.

n. Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, which include Cryometrix (previously Cryomastor), which is wholly owned.  All material intercompany accounts and transactions are eliminated in consolidation.

o. Research and development expense

The Company accounts for research and development costs in accordance with the Financial Accounting Standards Board's Accounting Standard Codification Topic 730 “Research and Development".  Under ASC 730, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred.  Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved.  Company-sponsored research and development costs related to both present and future products are expensed in the period incurred.  The Company had $185,295 and $210,014 in research and product development for the years ended December 31, 2020 and 2019, respectively.

p. Stock-Based Compensation

The Company, in accordance with ASC 718, Compensation – Stock Compensation, records all share-based payments to employees at the grant-date fair value of the equity instruments issued. In accordance with ASC 718-10-30-9, Measurement Objective – Fair Value at Grant Date, the Company uses the closing price of the stock, as quoted by NASDAQ, on the date of the grant.  The Company believes this pricing method provides the best estimate of fair the fair value of the consideration given.  Compensation cost is recognized over the requisite service period.

q. Intangible Assets

Intangible assets include trademarks, trade secrets, patents, customer lists and goodwill acquired through acquisition of subsidiaries.  The patents have been registered with the United States Patent and Trademarks Office.  The costs of obtaining patents are capitalized as incurred.  Intangibles, except for goodwill, are amortized over their estimated useful lives.  The Company regularly evaluates whether events or circumstances have occurred that indicate possible impairment and relies on a number of factors, including operating results, business plans, economic projections, and anticipated future cash flows. The Company uses an estimate of the future undiscounted net cash flows of the related asset or asset group over the remaining life in measuring whether the assets are recoverable. Measurement of the amount of impairment, if any, is based upon the difference between the asset’s carrying value and estimated fair value. Fair value is determined through various valuation techniques, including cost-based, market and income approaches as considered necessary.

r. Goodwill

Goodwill represents the excess of purchase price of the JMST assets acquired over the fair value of net assets acquired. Goodwill is not amortized but instead is tested for impairment, at a reporting unit level, annually and when events and circumstances warrant an evaluation. The Company evaluates goodwill on an annual basis, as of the end of the fourth quarter, and whenever events and changes in circumstances indicate that there may be a potential impairment. In making this assessment, management relies on a number of factors, including operating results, business plans, economic projections, anticipated future cash flows, business trends and market conditions. Accordingly, the Company recorded no impairment of goodwill for the years ended December 31, 2020 and 2019.

s. Leases

The Company, in accordance with ASC 842, accounts for leases as right-of-use assets and lease liabilities on the balance sheet.  The Company elected not to separate lease and non-lease components, but to treat as single lease costs.  We estimate our incremental borrowing rate, which is defined as the interest rate we would pay to borrow on a collateralized basis, considering such factors as length of lease term and the risks of the economic environment in which the leased asset  operates.  The lease term used to calculate ROU assets and lease liabilities only includes renewal and termination options that are deemed reasonably certain to be exercised.

NOTE 3 -

PROPERTY AND EQUIPMENT

Property and Equipment and related depreciation for the period are as follows:

	December 31, 2020	December 31, 2019
Machinery and equipment	$142,752	$142,752
Furniture and fixtures	2,697	2,697
Computer and office equipment	2,390	2,390
Leasehold improvements	10,164	10,164
Accumulated depreciation	(158,003)	(154,217)

Total Property and equipment	$-	$3,786

Depreciation expense for the years ended December 31, 2020, and 2019, was $3,786 and $3,980, respectively.

NOTE 4 -

INVENTORIES

Inventory consisted of the following at December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Finished goods	$203,414	$339,190
Raw materials	341,236	-
Inventory allowance	(106,044)	(86,339)

Total Inventory, net	$438,606	$252,851

NOTE 6 -

COMMITMENTS AND CONTINGENCIES

Operating Lease Obligations

The Company leases its office and warehouse space under a non-cancelable lease agreement accounted for as operating leases.  The Company also leases an automobile under a similar non-cancelable lease agreement, which is also accounted for as an operating lease.

Building Lease - Orem, Utah: The Company conducts all of its business operations from one facility, located in Orem, UT.  This is a combination warehouse, manufacturing and office facility with 6,000 square feet of space; we lease this facility at $4,300 per month with a 3% escalation each six months of the lease agreement, the first increase scheduled to be effective June 1, 2021.  The lease has a term of three years, the termination date being November 30, 2023.  In addition, the lease provides for the payment of common area maintenance fees which are allocated to the tenants on a pro rata basis.

Rent expense relating to the building lease was $40,942 and $41,258 for the years ended December 31, 2020, and 2019, respectively.  In addition, the lease provides for the payment of common area maintenance fees which are ratable charged to the tenants.

Automobile Lease – The Company currently leases one vehicle with a monthly lease payment of $629 per month.  The automobile lease will expire on July 7, 2021.

Automobile lease expense was $7,576 and $7,648 for the years ended December 31, 2020, and 2019, respectively.

The following is a schedule showing the future minimum lease payments under operating leases by years and the present value of the minimum payments as of December 31, 2020.

Years ending December 31,	Amount
2021	$61,660
2022	61,091
2023	58,920
Less: Amount representing interest	(13,151)
Present value of minimum lease payments	$168,520

While there are no interest rates specified in the leases to which the Company is obligated, so we used our incremental borrowing rate as the discount rate.  Our weighted average discount rate is 5.22% and the weighted average remaining lease term is 5.22 years.

NOTE 7 – PREFERRED STOCK

In November 2004 the Company amended its Articles of Incorporation so as to authorize 5,000,000 shares of preferred stock. Of this total, 750,000 shares have been designated as “Series A Convertible Preferred Stock”. As of December 31, 2020 and 2019, no shares of the preferred stock are issued and outstanding.

Dividends

The holders of the Series A Preferred Stock would be entitled to dividends at the rate of 8 percent per year of the liquidation preference of $1.00 per share, payable annually, if and when declared by the board of directors.  Dividends are not cumulative, and the board of directors is under no obligation to declare dividends.

Convertibility

The Series A Preferred Stock may be convertible into the Company’s common stock by dividing $1.00 plus any unpaid dividends by 50% of the five day average closing bid price of the common shares.

NOTE 8 -

COMMON STOCK TRANSACTIONS

During the years ended December 31, 2020 and 2019, the following stock transactions occurred:

•

No stock was issued during the year ended December 31, 2020.

•

During 2019, the Board of Directors approved the issuance of 2,500,000 shares of restricted common stock, valued at $102,500, to the President/CEO.

During 2019, the Board of Directors approved the issuance of 200,000 shares of restricted common stock, valued at $8,200 to Directors of the Company.

During 2019, the Board of Directors approved the issuance of 81,000 shares of restricted common stock, valued at $3,321 to the CFO of the Company.

During 2019, the Board of Directors approved the issuance of 2,100,000 shares of restricted common stock valued at $86,100 to employees and 750,000 shares of restricted common stock valued at $30,750 to consultants.

NOTE 9 -

CONCENTRATIONS OF RISK

Cash in Excess of Federally Insured Amount

While the Company, at December 31, 2020 and at various other times during 2020 and 2019 had cash balances that exceed the $250,000 FDIC insurance limit per depositor per banking institution by $$392,542 and $305,156, respectively.  The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk with respect to its cash balances.

Sales and Accounts Receivable

The Company has four major customers who represent a significant portion of revenue.  These four customers represented 24% and 37% of total sales revenue for the year ended December 31, 2020 and 2019, respectively.  At December 31, 2020 and 2019, accounts receivable balances from the four largest customers represent 78% and 80% respectively, of the total receivables.  The Company has strong relationships with each of these customers and does not believe this concentration poses a significant risk due to those long-term relationships and uniqueness of the products they purchase from the Company.  We have identified primary and secondary sources for each of the products we purchase for resale and for the raw materials we use to manufacture our products, so do not anticipate any difficulty in filling the orders placed by our customers.

NOTE 10 -

DEBT

The Company has a credit line with a commercial bank of $100,000 secured by its inventory and accounts receivable bearing a variable interest rate, which was 5.50% as of the balance sheet date, and automatically renews so long as the Company is in compliance with the loan covenants. As of December 31, 2020 and 2019, there was $-0- and $8,738, respectively, drawn against that line of credit, leaving an available balances of $100,000 and $91,262.  The line automatically renews on April 1 of each year and the $100,000 credit amount was available at December 31, 2020.

On April 5, 2020, we received approval from our bank Chase Bank for the Paycheck Protection Program Loan (“PPP”).  The terms of the loan were for 24 months at 0.98% per annum.  The Company received notification that the PPP loan was fully forgiven by the Small Business Administration on February 7, 2021, both as to principal and interest, resulting in a $111,265 gain.

NOTE 11 – COMMON STOCK OPTIONS

On December 31, 2007, the Company’s Board of Directors approved an equity plan.  The equity plan known as the 2007 Equity Incentive Plan (the “Plan”) reserves up to 6,000,000 shares of the Company’s authorized common stock for issuance to officers, directors, employees and consultants under the terms of the Plan.  On December 31, 2009, the Company’s board of directors amended the Plan to authorize 12,000,000 shares.  The Plan permits the Board of Directors to issue stock options and restricted stock.  At December 31, 2020 there were no options outstanding.  The plan expired on December 30, 2019.

NOTE 12 – INCOME TAXES

The provision (benefit) for income taxes for the years ended December 31, 2020 and 2019 consist of the following:

	2020	2019
Federal:
Current	$-	$-
Deferred	-	-
State:
Current	-	-
Deferred	-	-
Valuation allowance	-	-
	$-	$-

Net deferred tax assets consist of the following components as of December 31, 2020 and 2019:

	2020	2019
Deferred tax assets (liabilities):

NOL Carryover	$1,677,077	$1,741,976
Stock Based Compensation	(236,088)	(236,088)
Intangible assets	(195,357)	(577,258)
Depreciation and Amortization	(3,597)	(3,822)
Inventory Reserves	24,056	19,918
Other reserves	(7,836)	(7,836)
Accrued interest	(159)	-
Change in tax rates	-	386,105
Valuation Allowance	(1,258,096)	(1,322,995)
Net deferred tax asset (liability)	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2020 and 2019 due to the following:

	2020	2019

Tax at statutory rate:	$138,624	$(52,131)
Effects of:
Meals and Entertainment	1,885	2,028
Stock-Based Compensation	-	48,483
Depreciation and Amortization	(79,907)	(80,166)
Inventory Reserve	4,138	-
Accrued interest	159	-
Change in Valuation Allowance	(64,898)	81,786
	$-	$-

At December 31, 2020, the Company had net operating loss carryforwards of approximately $7,986,082 that may be offset against future income from the year 2020 through 2029.

No tax benefit has been reported in the December 31, 2020 consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

NOTE 13 – RELATED PARTY TRANSACTIONS

Stock Issuances

In December 2019 the Board of Directors approved the issuance of 2,500,000 shares of restricted common stock to the President/CEO and the issuance of 281,000 shares of restricted common stock to other officers and directors. In addition, the Board of Directors approved the issuance of 2,000,000 shares of restricted common stock to Steven Boyce, a son of the President/CEO and an employee of the Company. All of these shares were for compensation. These shares were recorded at the trading price at the grant date, for an average of $0.041 per share, resulting in $196,021 recorded as stock-based compensation expense.

NOTE 14 – SUBSEQUENT EVENTS

Subsequent to December 31, 2020, we were notified by our bank that our application for forgiveness of the Paycheck Protection loan we received had been approved and that the loan had been forgiven in its entirety.

CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of March 31, 2021 (unaudited) and December 31, 2020 (audited)

Condensed Consolidated Statements of Operations for the three months ended March 31, 2021 and 2020 (unaudited)

Condensed Consolidated Statements of Shareholders’ Equity for the three months ended March 31, 2021 and 2020 (unaudited)

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2021 and 2020 (unaudited)

Notes to the Condensed Consolidated Financial Statements (unaudited)

REFLECT SCIENTIFIC, INC.

Condensed Consolidated Balance Sheets

ASSETS

	March 31, 2021 (Unaudited)	December 31, 2020

CURRENT ASSETS

Cash	$906,815	$642,542
Accounts receivable, net	233,579	340,427
Inventory, net	574,732	438,606
Prepaid expenses	3,100	24,134

Total Current Assets	1,718,226	1,445,709

Property and Equipment, Net	-	-

OTHER ASSETS

Operating lease right-of-use assets	152,672	167,641
Goodwill	60,000	60,000
Deposits	3,100	3,100

TOTAL ASSETS	$1,933,998	$1,676,450

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REFLECT SCIENTIFIC, INC.

Condensed Consolidated Balance Sheets (Continued)

LIABILITIES AND SHAREHOLDERS’ EQUITY

	March 31, 2021 (Unaudited)	December 31, 2020

CURRENT LIABILITIES

Accounts payable and accrued expense	$144,067	$70,214
Short-term line of credit	-	-
Contract liabilities	174,967	113,643
Operating lease liabilities – current portion	58,339	58,682
Income taxes payable	-	100

Total Current Liabilities	377,373	242,629

LONG-TERM LIABILITIES

Note payable – long-term portion	-	111,342
Operating lease liabilities – long-term	95,716	109,338

Total Liabilities	473,089	463,409

SHAREHOLDERS’ EQUITY

Preferred stock, $0.01 par value, authorized 5,000,000 shares; No shares issued and outstanding	-	-
Common stock, $0.01 par value, authorized 100,000,000 shares; 84,739,086 and 84,739,086 issued and outstanding, respectively	847,390	847,390
Additional paid in capital	20,201,931	20,201,931
Accumulated deficit	(19,588,412)	(19,836,180)

Total Shareholders’ Equity	1,460,909	1,213,141

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,933,998	$1,676,450

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REFLECT SCIENTIFIC, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
REVENUES	$562,362	$983,808

COST OF GOODS SOLD	143,795	470,631

GROSS PROFIT	418,567	513,177

OPERATING EXPENSES
Salaries and wages	136,604	116,791
Research and development	8,697	113,084
General and administrative	136,763	117,586
Total Operating Expenses	282,064	347,461

OPERATING PROFIT (LOSS)	136,503	165,716

OTHER INCOME (EXPENSE)
Gain on forgiveness of debt	111,265	(121)

INCOME BEFORE TAXES	247,768	165,595

Income tax benefit (expense)	-	-

NET INCOME	$247,768	$165,595

NET INCOME PER SHARE – BASIC AND DILUTED	$0.00	$0.00

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC AND DILUTED	84,739,086	84,739,086

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REFLECT SCIENIFIC, INC.

Condensed Consolidated Statements of Shareholders’ Equity

For the Three Months Ended March 31, 2021 and 2020

(Unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, December 31, 2020	84,739,086	$ 847,390	$ 20,201,931	$(19,836,180)	$1,213,141

Net income for the three-month period ended March 31, 2021	-	-	-	247,768	247,768

Balance, March 31, 2021	84,739,086	$ 847,390	$ 20,201,931	$(19,588,412)	$1,460,909

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, December 31, 2019	84,739,086	$ 847,390	$ 20,201,931	$(20,496,295)	$553,026

Net income for the three-month period ended March 31, 2020	-	-	-	165,595	165,595

Balance, March 31, 2020	84,739,086	$ 847,390	$ 20,201,931	$(20,330,700)	$718,621

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REFLECT SCIENTIFIC, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$247,768	$165,595
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	-	995
Gain on forgiveness of debt	(111,265)	-
Operating lease right-of-use asset	14,969	20,731
Changes in operating assets and liabilities:
Accounts receivable	106,848	-
Inventory	(136,126)	(24,911)
Prepaid expenses	21,034	23,973
Accounts payable and accrued expenses	73,686	47,177
Operating lease liabilities	(13,965)	(21,038)
Customer deposits	61,324	(132,406)
Net Cash provided by Operating Activities	264,273	47,364
CASH FLOWS FROM INVESTING ACTIVITIES
Payments on short-term line of credit	-	-
Net Cash from investing Activities	-	-
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of short-term loan	-	(8,738)
Net Cash used in Financing Activities	-	(8,738)
NET CHANGE IN CASH	264,273	38,626
CASH AT BEGINNING OF PERIOD	642,542	555,156
CASH AT END OF PERIOD	$906,815	$593,782

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash Paid For:
Interest	$-	$121
Income taxes	$-	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REFLECT SCIENTIFIC, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

March 31, 2021

(Unaudited)

NOTE 1 -

BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to accounting principles generally accepted in the United States of America. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted in accordance with rules and regulations of the Securities and Exchange Commission.  The information furnished in the interim condensed consolidated financial statements includes normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements.  Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim condensed consolidated financial statements be read in conjunction with the Company’s most recent audited consolidated financial statements and notes thereto included in its December 31, 2020 financial statements.  Operating results for the three months ended March 31, 2021, are not necessarily indicative of the results that may be expected for the year ending December 31, 2021.

NOTE 2 -

ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND LINE OF BUSINESS:

Cole, Inc. (the “Company”) was incorporated under the laws of the State of Utah on November 3, 1999. The Company was organized to engage in any lawful activity for which corporations may be organized under the Utah Revised Business Corporation Act.  On December 30, 2003, the Company changed its name to “Reflect Scientific, Inc.”, following the acquisition of Reflect Scientific, Inc., a California corporation, on December 31, 2003.

The Company designs, develops and sells scientific equipment for the Life Science and Manufacturing industries. The Company’s business activities include the manufacture and distribution of unique laboratory consumables and disposables such as filtration and purification products, customized sample handling vials, electronic wiring assemblies, high temperature silicone, graphite and vespel/graphite sealing components for use by original equipment manufacturers (“OEM”) in the chemical analysis industries, primarily in the field of gas/liquid chromatography.

SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of Reflect Scientific, Inc. and its wholly owned subsidiary, Cryometrix.  Intercompany transactions and accounts have been eliminated in consolidation.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods.  Actual results could differ from those estimates.

REVENUE RECOGNITION. We sell our specialty science and environmental lab supplies through direct sales and through distributor relationships.  We sell our ultra-low temperature freezers through consultants and commission-only sales personnel.   Revenue is recognized when a customer obtains control of promised goods based on the consideration we expect to receive in exchange for these goods. This core principle is achieved through the following steps:

Identify the contract with the customer. A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the goods to be transferred and identifies the payment terms related to these goods, (ii) the contract has commercial substance and, (iii) we determine that collection of substantially all consideration for services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. We do not have significant costs to obtain contracts with customers.

Identify the performance obligations in the contract. Generally, our contracts with our laboratory supply customers do not include multiple performance obligations to be completed over a period of time. Our performance obligations generally relate to delivering specialty laboratory products to a customer, subject to the shipping terms of the contract. Limited warranties are provided, under which we typically accept returns and provide either replacement parts or refunds. We do not have significant returns. We do not typically offer extended warranty or service plans.

Ultra-low temperature freezers sold to customers are built to order.  Generally, 50% of the value of the contract is paid by the customer prior to work beginning on manufacturing the freezer.  Upon completion of manufacturing and testing the customer will then sign an acceptance of the unit and make payment of the remaining balance on the contract, at which time title passes to the customer.  The units are FOB shipping point.  The customer may either arrange to transport the unit with a carrier they use or ask the Company to arrange such shipment, the charges of which are the responsibility of the customer.  A customer may, after accepting the unit, request that it be upgraded with additional hardware or software options.  Those options are installed under a new contract, with the deposit and final payment requirements being the same as on the original order.

Determine the transaction price. Payment by the customer is due under customary fixed payment terms, and we evaluate if collectability is probable. None of our contracts as of March 31, 2021 contained a significant financing component.

Allocate the transaction price to performance obligations in the contract. We typically do not have multiple performance obligations in our laboratory supply contracts with customers. As such, we generally recognize revenue upon transfer of the product to the customer's control at contractually stated pricing.  The freezers likewise do not have milestone or percentage of completion clauses in the contract, so revenue is only recognized when the work has been completed.

Recognize revenue when or as we satisfy a performance obligation. We generally satisfy performance obligations at a point in time upon shipment of goods, or, with our freezers, upon final acceptance of the unit by the customer, in accordance with the terms of each contract with the customer. We do not have significant service revenue.

Contract Balances. We have elected to use the practical expedient in ASC 340-40-25-4 (regarding recognition of the incremental costs of obtaining a contact) for costs related to contracts that are estimated to be completed within one year. In other word, we do not have any material accrued contract costs; however, we do require customer deposits to be made on freezer purchases.  As of March 31, 2021 and December 31, 2020, we have $174,967 and $113,643 of contract liabilities, respectively, related to these customer deposits and no contract assets.

We have applied the new revenue standard to all contracts from the date of initial application.  We recognize revenue when or as we satisfy a performance obligation.  We generally satisfy performance obligations at a point in time upon shipment of goods or, with our freezers, upon final acceptance of the unit by the customer, in accordance with the terms of each contract with the customer.

A part of our customer base is made up of international customers.  The table below allocates revenue between domestic and international customers.

	For the Three Months Ended March 31, 2021			For the Three Months Ended March 31, 2020
Segments	Consumer Products	Long-term Contract	Total	Consumer Products	Long-term Contract	Total
Domestic	$243,593	-	$ 243,593	$917,416	-	$ 917,416
International	318,769	-	318,769	66,392	-	66,392
	$562,362	-	$ 562,362	$983,808	-	$ 983,808

Components	$228,533	-	$ 228,533	$192,008	-	$ 192,008
Equipment	333,829	-	333,829	791,800	-	791,800
	$562,362	-	$ 562,362	$983,808	-	983,808

ACCOUNTS RECEIVABLE:  Accounts receivables are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection. At March 31, 2021 and December 31, 2020, the Company had accounts receivable, net of the allowance, of $233,579 and $340,427, respectively.  At March 31, 2021 and December 31, 2020, the allowance for doubtful accounts was $4,000 and $4,000, respectively.

INVENTORY: Inventories are stated at the lower of cost or market value based upon the average cost inventory method.  The Company’s inventory consists of parts for scientific vial kits, refrigerant gases, components for the imaging and inspection systems which it builds, and other scientific items. We review inventories at least quarterly record provisions for estimated excess, slow moving, and obsolete inventory as inventory with a carrying value in excess of net realizable value.  The Company recorded $106,044 and $106,044 in the inventory allowance at March 31, 2021 and December 31, 2020, respectively.

PROPERTY AND EQUIPMENT: Property and equipment are stated at cost.  Expenditure for minor repairs, maintenance, and replacement parts which do not increase the useful lives of the assets are charged to expense as incurred.  All major additions and improvements are capitalized.  Depreciation is computed using the straight-line method.  The lives over which the fixed assets are depreciated range from 5 to 7 years, except for computer equipment, which is depreciated over a 3-year life.

INTANGIBLE ASSETS:  Costs to obtain or develop patents are capitalized and amortized over the life of the patents. Patents are amortized from the date the Company acquires or is awarded the patent over their estimated useful lives, which range from 5 to 15 years.  An impairment charge is recognized if the carrying amount is not recoverable and the carrying amount exceeds the fair value of the intangible assets as determined by projected discounted net future cash flows. We perform an impairment analysis on an annual basis.  The Company’s analysis did not indicate any impairment of intangible assets as of the impairment analysis conducted December 31, 2020. As of March 31, 2021 and December 31, 2020, all of the intangible assets were fully amortized.

GOODWILL: Goodwill represents the excess of purchase price of the JM SciTech, LLC, a limited liability company organized under the laws of the State of Colorado, and doing business as JMST Systems (“JMST”) assets acquired over the fair value of net assets acquired. Goodwill is not amortized but instead is tested for impairment, at a reporting unit level, annually and when events and circumstances warrant an evaluation. The Company evaluates goodwill on an annual basis, as of the end of the fourth quarter, and whenever events and changes in circumstances indicate that there may be a potential impairment. In making this assessment, management relies on a number of factors, including operating results, business plans, economic projections, anticipated future cash flows, business trends and market conditions. Accordingly, the Company recorded no impairment of goodwill for the quarter ended March 31, 2021 and December 31, 2020.

LEASES: The Company, in accordance with ASC 842, accounts for leases as right-of-use assets (“ROU”) and lease liabilities on the balance sheet.  The Company elected not to separate lease and non-lease components, but to treat as single lease costs.  We estimate our incremental borrowing rate, which is defined as the interest rate we would pay to borrow on a collateralized basis, considering such factors as length of lease term and the risks of the economic environment in which the leased asset  operates.  The lease term used to calculate ROU assets and lease liabilities only includes renewal and termination options that are deemed reasonably certain to be exercised.

RESEARCH AND DEVELOPMENT - The Company accounts for research and development costs in accordance with the Financial Accounting Standards Board’s Accounting Standard Codification Topic 730 “Research and Development".  Under ASC 730, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred.  Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved.  Company-sponsored research and development costs related to both present and future products are expensed in the period incurred.

NET INCOME PER SHARE: The computation of basic income (loss) per share (“EPS”) of common stock is based on the weighted average number of shares outstanding during the period.  Diluted EPS is computed by dividing net earnings by the weighted-average number of common shares and dilutive common stock equivalents during the period.  Common stock equivalents are not used in calculating dilutive EPS when their inclusion would be anti-dilutive.  At March 31, 2021 and 2020, the Company had no common stock equivalents.

RECENT ACCOUNTING PRONOUNCEMENTS:   In January 2017, the FASB issued ASU 2017-04, “Simplifying the Test for Goodwill Impairment,” which removes Step 2 from the goodwill impairment test and replaces the qualitative assessment. Impairment will be measured using the difference between the carrying amount and the fair value of the reporting unit. Under this revised guidance, failing Step 1 will always result in a goodwill impairment. The amendments in this update should be applied prospectively for annual and interim periods in fiscal years beginning after December 15, 2019. Early adoption is permitted for goodwill impairment tests with measurement dates after January 1, 2017. The Company adopted this guidance effective January 1, 2020.  The implementation of this accounting treatment had no effect on our consolidated financial statements.

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its consolidated results of operation, financial position and cash flows.  Based on that review, the Company believes that none of these pronouncements will have a significant effect on its current or future earnings or operations.

NOTE 3 -   LEASES

Operating Lease Obligations

The Company leases its office and warehouse space under a non-cancelable lease agreement accounted for as operating leases.  The Company also leases an automobile under a similar non-cancelable lease agreement, which is also accounted for as an operating lease.

Reflect Scientific conducts all of its business operations from one facility, located in Orem, UT.  This is a combination warehouse, manufacturing and office facility with 6,000 square feet of space; we lease this facility at $4,300 per month with a 3% escalation each six months of the lease agreement, the first increase scheduled to be effective June 1, 2021.  The lease has a term of three years, the termination date being November 30, 2023.  In addition, the lease provides for the payment of common area maintenance fees which are allocated to the tenants on a pro rata basis.

Rent expense relating to the building lease was $15,512 and $11,076 for the quarters ended March 31, 2021, and 2020, respectively.  In addition, the lease provides for the payment of common area maintenance fees which are ratable charged to the tenants.

Automobile Lease – The Company currently leases one vehicle with a monthly lease payment of $629 per month.  The automobile lease will expire on July 7, 2021.

Automobile lease expense was $1,887 and $1,872 for the quarters ended March 31, 2021, and 2020, respectively.

The following was included in our consolidated condensed balance sheet as of March 31, 2021:

Leases

As of March 31, 2021

Assets

ROU operating lease assets

$152,672

Liabilities

Operating lease liabilities – current portion

$  58,339

Operating lease liabilities – long term

    95,716

     Total operating lease liabilities

$154,055

We recognize lease expense on a straight-line basis over the term of the lease.

Three Months Ended

Lease Cost

March 31, 2021

Operating lease cost

Auto lease expense

$     1,887

Rent expense

     15,512

Total operating lease cost

$   17,399

Our building lease does not specify an implicit rate of interest.  Therefore, we estimate our incremental borrowing rate, which is defined as the interest rate we would pay to borrow on a collateralized basis, considering such factors as length of lease term and the risks of the economic environment in which the leased asset operates.  As of March 31, 2021, the following disclosures for remaining lease term and incremental borrowing rates were applicable:

Three Months Ended

Supplemental Disclosures

March 31, 2021

Weighted average remaining lease term

2.64 years

Weighted average discount rate

5.22% years

As of March 31, 2021, maturities of operating lease liabilities were the following:

Amounts under

Years ended December 31,

operating leases

Remaining 2021

$    45,560

2022

      61,091

2023

      50,920

Total lease payments

    165,571

Less imputed interest

     (11,516)

Total

$  154,055

NOTE 4 -INVENTORIES

Inventory consisted of the following at March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Finished goods	$175,519	$203,414
Raw materials	505,257	341,235
Inventory allowance	(106,044)	(106,044)

Total Inventory, net	$574,732	$438,606

NOTE 5 - NOTE PAYABLE

On April 5, 2020, we received approval from our bank Chase Bank for the Paycheck Protection Program Loan (“PPP”).  The terms of the loan were for 24 months at 0.98% per annum.  The Company received notification that the PPP loan was fully forgiven by the Small Business Administration on February 7, 2021, both as to principal and interest, resulting in a $111,265 gain.

NOTE 6 -   SUBSEQUENT EVENTS

In accordance with ASC 855-10 management reviewed all material events through the date of the filing of these Condensed Consolidated Financial Statements.  There are no material subsequent events to report.